SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) NOVEMBER 22, 2004

Commission File Number 1-10741

PROVENA FOODS INC.

(Exact name of registrant as specified in its charter)

California	95-2782215
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

5010 Eucalyptus Avenue, Chino, California	91710
(Address of principal executive offices)	(ZIP Code)

(909) 627-1082

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS

Press Release for Third Quarter Results

The following is the text of a press release of registrant’s results for the third quarter of 2004 which registrant intends to have published on November 22, 2004:

FOR IMMEDIATE RELEASE - NOVEMBER 22, 2004 - CHINO, CA

PROVENA FOODS INC. REPORTS THIRD QUARTER RESULTS

CHINO, Calif., Nov. 22 - Provena Foods Inc. (Amex: PZA) incurred a net loss of $545,091 for the 3rd quarter and $1,204,550 for the 1st nine months of 2004 compared to a net loss of $13,560 and net earnings of $61,005 a year ago. The Company’s sales were up 18% in the 3rd quarter and up 27% in the 1st nine months of 2004 compared to the same periods of 2003. Both the meat and the pasta divisions contributed to the decreases in earnings and increases in sales in both periods. The Company was not in compliance with the financial convenants of its bank credit facility at September 30, 2004 and does not expect to be in compliance during some or all of the next twelve months.

CONDENSED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net Sales	$13,708,284	11,636,275	37,829,174	29,877,259
Cost of Sales	13,303,983	10,723,038	36,440,964	27,048,522

Gross Profit	404,301	913,237	1,388,210	2,828,737
Operating Expenses:
Distribution	367,058	422,432	1,277,067	1,214,000
General and administrative	433,067	444,088	1,414,310	1,370,793

Operating Income (loss)	(395,824)	46,717	(1,303,167)	243,944
Interest expense, net	(154,098)	(117,564)	(404,149)	(345,586)
Other Income, net	64,131	48,287	176,566	203,647

Earnings (loss) before income taxes	(485,791)	(22,560)	(1,530,750)	102,005
Income tax expense (benefit)	59,300	(9,000)	(326,200)	41,000

Net earnings (loss)	$(545,091)	(13,560)	(1,204,550)	61,005

Earnings (loss) per share:
Basic	$(0.16)	(0.00)	(0.36)	0.02

Diluted	$(0.16)	(0.00)	(0.36)	0.02

Weighted average number of shares outstanding:
Basic	3,398,272	3,193,462	3,346,043	3,175,866

Diluted	3,398,272	3,193,462	3,346,043	3,175,866

CONTACT: John D. Determan, Chairman of the Board (909) 627-1082

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 22, 2004	PROVENA FOODS INC.

	By	/s/ Thomas J. Mulroney
Thomas J. Mulroney
Vice President and Chief Financial Officer